UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23280	94-3049219
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Powell Street, Suite 800, Emeryville, California	94608
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 595-6000

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Officer

On November 26, 2007, the Board of Directors of Neurobiological Technologies, Inc. (the “Company”) elected Warren W. Wasiewski, M.D., age 55, to the position of Chief Medical Officer, effective immediately. Dr. Wasiewski has served as the Company’s Vice President, Clinical Programs since February 2007. Additional biographical information regarding Dr. Wasiewski is contained under the caption “Executive Officers” in the Company’s definitive proxy statement on Schedule 14A, filed on October 19, 2007. There are no arrangements or understandings between Dr. Wasiewski and any other person pursuant to which Dr. Wasiewski was elected Chief Medical Officer. In connection with Dr. Wasiewski’s promotion, his annual base salary was increased to $305,000, as described below.

Executive Compensation

Also on November 26, 2007, the Compensation Committee (the “Committee”) of the Board of Directors recommended, and the Board of Directors (the “Board”) approved, the following compensation actions for the Company’s executive officers. In approving these actions, the Committee and the Board considered overall Company performance in fiscal 2007, as well as individual performance. The Committee and the Board specifically considered, among other things, the following matters: (i) the progress of the Company’s clinical trials for Viprinex, (ii) the Company’s results of operations for fiscal 2007 and (iii) the stockholder dilution that resulted following the completion in November 2007 of the Company’s underwritten follow-on stock offering. The Committee and the Board also considered compensation levels at peer companies, as reported by a compensation consultant engaged by the Committee, and generally sought to compensate executive officers at or near the median level in the peer group. Finally, the Committee and the Board considered key business objectives for fiscal 2008 and sought to create compensation goals and incentives that would be directly tied to the achievement of these objectives.

Changes in Base Salary:

Effective November 1, 2007, the annual base salaries of the Company’s executive officers were fixed at the levels set forth below:

Name	Position	Old Base Salary	New Base Salary
Paul E. Freiman	Chief Executive Officer	$400,000	$400,000
Warren Wasiewski, M.D.	Chief Medical Officer	$275,000	$305,000
Craig W. Carlson	Chief Financial Officer	$250,000	$250,000
Karl G. Trass	Vice President, Regulatory Affairs & Quality Assurance	$210,000	$220,500
David E. Levy, M.D.	Vice President, Clinical Development	$256,250	$256,250

Fiscal 2007 Bonus Payments

The following bonus payments were approved for fiscal 2007:

Name	Position	Bonus Amount
Paul E. Freiman	Chief Executive Officer	$150,000
Warren Wasiewski, M.D.	Chief Medical Officer	$70,000
Craig W. Carlson	Chief Financial Officer	$43,000
Karl G. Trass	Vice President, Regulatory Affairs & Quality Assurance	$42,000
David E. Levy, M.D.	Vice President, Clinical Development	$25,000

Fiscal 2008 Bonus Plan

The Committee recommended, and the Board approved, a bonus plan for Messrs. Freiman and Trass and Drs. Wasiewski and Levy, pursuant to which cash bonuses for fiscal 2008 would be tied to the Company’s ability to complete its analysis of interim clinical data from the ongoing ASP trials of Viprinex for the treatment of acute ischemic stroke. If the interim data analysis is completed by September 30, 2008, then the Company would pay bonuses of up to 100% of base salary for Mr. Freiman and Dr. Wasiewski and up to 50% of base salary for Mr. Trass and Dr. Levy. Actual bonus amounts are expected to be determined by the Committee following the end of fiscal 2008 and may, in the Committee’s discretion, vary from these target levels.

Equity Compensation

The Committee and the Board also considered equity compensation grants for the Company’s executive officers. In light of the limited share reserve available under the Company’s existing equity compensation plan, the Board directed that the Company seek stockholder approval for an increase in the authorized share reserve. Accordingly, the Company will seek stockholder approval for an amendment to the Amended and Restated 2003 Equity Incentive Plan (the “Plan”) in early calendar 2008 and expects to grant new equity awards to the senior management team once such approval is obtained. Assuming that stockholder approval is obtained, the Company will grant the following option awards:

Name	Position	Shares Underlying Options
Paul E. Freiman	Chief Executive Officer	500,000
Warren Wasiewski, M.D.	Chief Medical Officer	250,000
Karl G. Trass	Vice President, Regulatory Affairs & Quality Assurance	125,000
David E. Levy, M.D.	Vice President, Clinical Development	125,000

The options will have an exercise price equal to the closing stock price on the date of grant, as quoted on the NASDAQ Capital Market, and will vest over four years, with one-eighth of the underlying shares vesting six months from the date of grant and then vesting ratably on a monthly basis over the next 42 months.

Director Compensation

Additionally, the Board approved the Committee’s recommendation that non-employee directors should receive a one-time stock option grant upon approval of the aforementioned Plan amendment and thereafter receive an automatic option grant for 15,000 shares at each annual meeting of stockholders (commencing with the 2008 annual meeting). The annual option grant would be provided for by way of an amendment to the Plan and the one-time option grants would be in the following amounts for incumbent directors serving on the date of grant:

Board Position	Shares Underlying Options
Chairman of the Board	75,000
Chairman of Audit Committee	65,000
Other non-employee directors	50,000

These options will have an exercise price equal to the closing stock price on the date of grant, as quoted on the NASDAQ Capital Market, and would be vested with respect to one-half of the underlying shares on the grant date and then vest with respect to 25% of the underlying shares on each of the first and second anniversaries of the grant date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 30, 2007

NEUROBIOLOGICAL TECHNOLOGIES, INC.

By:	/s/ Craig W. Carlson
Craig W. Carlson
Chief Financial Officer